Exhibit 99.1

Terra Industries Inc. 600 Fourth Street P.O. Box 6000 Sioux City, IA 51102-6000 Phone: (712) 277-1340 Fax: (712) 277-7383 www.terraindustries.com

NEWS

For immediate release	Contact: Joe A. Ewing
(712) 277-7305
jewing@terraindustries.com

Terra Industries Inc. sells Blytheville terminal assets

to Kinder Morgan, enters leasing agreement

Sioux City, Iowa (July 14, 2005)—Terra Industries Inc. (Terra) (NYSE symbol: TRA) announced today that through its subsidiary, Terra Nitrogen Company, L.P. (TNCLP) (NYSE symbol: TNH), it has sold to a subsidiary of Kinder Morgan Energy Partners, L.P. (NYSE symbol: KMP) its terminal assets in Blytheville, Ark. Terra also entered into a long-term agreement to lease from Kinder Morgan the Blytheville anhydrous ammonia and urea ammonium nitrate solutions (UAN) storage.

Kinder Morgan paid TNCLP $5 million for the terminal assets, which consist of storage and supporting infrastructure for 40,000 tons of anhydrous ammonia, 9,500 tons of UAN and 40,000 tons of urea. Terra is exclusively leasing from Kinder Morgan all the existing anhydrous ammonia and UAN terminal assets. The agreement takes effect immediately and lasts through the end of 2010, with renewal options.

Terra will use the anhydrous ammonia and UAN terminal assets to store and distribute nitrogen products from its manufacturing facilities and import distribution assets.

Forward-looking statements

This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Terra Industries Inc.’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in Terra Industries Inc.’s most recent report on Form 10-K and Terra Industries Inc.’s other documents on file with the Securities and Exchange Commission. Terra Industries Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

About Kinder Morgan

Kinder Morgan Energy Partners, L.P. is one of the country’s largest publicly traded pipeline limited partnerships, operating more than 25,000 miles of pipelines and over 140 terminals.

About Terra

Terra Industries Inc., with 2004 revenues of $1.9 billion pro forma the Mississippi Chemical acquisition, is a leading international producer of nitrogen products.

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